EXHIBIT 2

                                CONFORMING COPY

THIS SHARE PURCHASE AGREEMENT is made the 24th day of April, 1996

BETWEEN:

1. MARK SOLUTIONS INC. a corporation incorporated in Delaware whose business address is at Parkway Technical Center, 1515 Broad Street, Bloomfield, New Jersey 07003 ("the Purchaser");

2. CHRISTOPHER PETER ROWSON CUMMINS of Eastcote House, 16 The Mount, Fetcham, Surrey, England, KT22 9EE ("Mr Cummins"); and

3.       MOIRA LOUISE ADDINGTON also of Eastcote House aforesaid ("Ms
         Addington")

RECITALS:

A. Mr Cummins and Ms Addington (together "the Sellers") are in partnership under the style of "Medical Imaging Products and Services"

B. The Sellers (as Medical Imaging Products and Services) hold 450 Ordinary Shares of 1.00 pound each ("the Shares") in the capital of Simis Medical Imaging Limited ("SMI") a company incorporated in England and Wales under Company Number 02578656 and having its registered office at Abbots Fee, Greenhill, Sherborne, Dorset DT9 4ET

C. The Purchaser and the Sellers have agreed that the Purchaser shall purchase the Shares from the Sellers on the following terms and conditions

NOW IT IS HEREBY AGREED as follows:

1.       SALE AND PURCHASE OF THE SHARES.

         1.1. Agreement to Sell and Purchase. Subject to the terms and conditions set forth in this Agreement, the Sellers shall sell, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Sellers, the Shares.

         1.2. Purchase Price and Closings. The purchase price (the "Purchase Price") for the Shares shall be $600,000 payable in shares of Common Stock, $ .01 par value [NASDAQ: MCSI] (the "Mark Stock")

         The Mark Stock to be issued shall equal the Purchase Price based on the closing sales prices as set out below. All fractional shares of Mark Stock will be rounded up to the next whole number

         The Mark Stock will be issued as follows:


                  (a) First Closing. That number of shares of Mark Stock equal to US $300,000 divided by the closing sales price on the third business day preceding the Closing Date ("First Closing") of the Agreement.

                  (b) Second Closing. That number of shares of Mark Stock equal to US $ 300,000 divided by the closing sales price on the third business day immediately preceding a date six months from the First Closing (the "Second Closing")

         Notwithstanding the foregoing if the stock price of Mark's shares shall fall below $0.75 at any time after the date of this Agreement and before all the Mark Stock is issued to the Sellers the aggregate number of shares of Mark Stock to be issued to the Sellers shall not exceed 500,000 shares and the balance of the Purchase Price shall be paid to the Sellers in cash (US Dollars) within 10 days of the Second Closing

         The First Closing and the Second Closing are collectively referred to herein as the "Closings".

2.       REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers represent and warrants to the Purchaser as follows:

         2.1. Authorisation; No Encumbrances. The Sellers have the legal right and capacity to enter into this Agreement and to perform the transactions contemplated to be performed hereunder. This Agreement constitutes the legal, valid and binding agreement of the Sellers and is enforceable against them in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforceability of creditor's rights generally and that equitable remedies may be granted in the discretion of a court. The Sellers have good, valid and marketable title to the Shares, free and clear of all liens, security interests, pledges, charges, claims and encumbrances of every kind.

         2.2. Approvals. No consents, approvals, permits, authorisations and orders from any person or from any United Kingdom regulatory governmental or other authority or agency are necessary for the due execution and delivery by and on behalf the of Sellers of this Agreement and for the consummation of the transactions contemplated in this Agreement by the Sellers.

         2.3. Capitalisation The authorised share capital of SMI consists of 900 Ordinary Shares of 1.00 pound each all of which have been issued. To the best of the Sellers' knowledge and belief there are no outstanding options, rights, warrants, convertible securities or other agreements obligating SMI to issue any additional shares of capital stock and as far as the Sellers are aware SMI does not own, directly or indirectly, any of the capital stock of any other corporation, association or business entity.

         2.4.     Accounts.

                  (a) The Sellers shall deliver to the Purchaser the audited Accounts of SMI for the year ended December 31 1995 (the "Audited Accounts") and Mr Cummins represents that the Audited Accounts will fairly and accurately reflect the financial condition of SMI for such period in accordance with the Auditing Standards issued by the Auditing Practices Board and the Companies Act of 1985. The Sellers shall also deliver unaudited management accounts for the 31 March 1996 ("the Management Accounts"). Mr Cummins represents that the Management Accounts will fairly and accurately reflect the financial condition of SMI for such period subject to the normal recurring year-end adjustments and except for the absence of certain footnote information provided however no liability will arise under this representation unless such inaccuracies in the Management Accounts exceed 15,000 pounds in the negative. For the avoidance of doubt the Management Accounts shall consist of (i) profit and loss account
                          (ii) Balance Sheet (iii) purchase ledgers (aged) (iv) sale ledgers (aged), together with explanatory schedules

                 (b) From 31 March 1996 to the date of the First Closing there will have been no material adverse change in the operations or financial condition of SMI

         2.5. Organisation, Good Standing, Power, etc. SMI has been duly organised, is validly existing and in good standing under the laws of England, has full corporate power and authority to own, operate and lease its properties and to carry on its business as presently conducted, and to the best of the Sellers' knowledge and belief SMI is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business make such qualification necessary.

         2.6. Litigation and Contingent Liabilities. There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Sellers, threatened against the Sellers, which question or challenge the validity of this Agreement or action to taken hereunder. To the best of Mr Cummins knowledge and belief there is no pending or, to the knowledge of Mr Cummins threatened litigation, order, writ, injunction or decree of any court or governmental agency against or effecting the business of SMI.

         2.7. Taxes Save as already disclosed to the Purchaser and as far as Mr Cummins is aware: all taxes required by law due and payable by SMI have been paid; all taxes SMI is obligated to withhold from amounts owing to any employee; creditor or third party have been withheld; and SMI has filed all tax returns which are required to be filed. Mr Cummins believes in good faith that such returns are true and correct, and (save as already disclosed to the Purchaser) that SMI has caused to be paid or made provision for all taxes which have become due.

         2.8. Intellectual Property Rights. The Sellers confirm that they have no rights or claims to any of the patents, trade marks, trade names, copyrights, and applications for patents used by SMI in its business ("the Trade Property") and the Sellers also confirm that they had not assigned or transferred to any person any rights that would have comprised the Trade Property of SMI at any time. Mr Cummins is not aware of any third party infringement of any of the Trade Property and as far as Mr Cummins is aware none of the Trade Property infringes the rights of any other persons

         2.9. Information Regarding The Purchaser The Sellers (i) have received and reviewed the Purchaser's (a) Annual Report on Form 10-K for the year ended June 30, 1995, (b) Quarterly Report for the period ended December 31, 1995, and (c) Proxy Statement for the Annual Meeting of Shareholders held on December 18, 1995 (collectively the "SEC Reports"), (ii) no oral or written statement or inducement which is contrary to the information in the SEC Reports has been made by or on behalf of the Purchaser and (iii) the Sellers have not been furnished any other literature other than the SEC Reports

         2.10. Exclusions The Sellers shall not be liable to the Purchaser for any breach of representations or warranties given to Purchase by any other party, including, but not limited to, the other shareholders of SMI. The Purchaser acknowledges that the Purchaser has not been induced to enter into this Agreement in reliance upon any statement or representation made by either of the Sellers not expressly set out or referred to in this Agreement

         2.11. The following provisions shall apply in respect of the representations and warranties given by the Sellers to the Purchaser in this Agreement:

                  (a) the Purchaser may not bring any claims against the Sellers in respect of any matters already known to the Purchaser prior to the First Closing;

                 (b) the Purchaser may only bring claims against the Sellers relating to the representations and warranties set out in Clause 2.4(b) in respect of matters of which Mr Cummins was aware prior to the First Closing; and

                  (c) the Purchaser may bring no claims against the Sellers in respect of the representations and warranties in

                          Clause 2.4(b) in respect of any claims amounting to less than 15,000 pounds

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Sellers as follows:

         3.1. Organisation, Authorisation, No Conflict The Purchaser has been duly organised, is validly existing and in good standing under the laws of the State of Delaware and has full corporate power to own, operate and lease its properties and to carry on its business as presently conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business make such qualification necessary. The Purchaser has the legal right and capacity to enter into this Agreement and to perform the transactions contemplated to be performed by it hereunder. This Agreement constitutes the legal, valid and binding agreement of the Purchaser and is enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency, moratorium or other laws affecting the enforceability of creditors' rights generally and that equitable remedies may be granted in the discretion of a court.

                  The execution, delivery and performance of this Agreement by the Purchaser and the related documents, transactions and instruments contemplated hereby does not and will not violate, conflict with, result in a breach of any provisions of, constitute and default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in creation of any lien, security interest, charge or other encumbrance upon any of the Purchaser's assets under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, loan agreement, judgement, order, decree, statute, rule, regulation or other agreement, instrument or obligation to which the Purchaser is a party.

         3.2. Approvals No consents, approvals, permits, authorisations and orders from any United States regulatory, governmental or other authority or agency are necessary for the due execution and delivery by and on behalf of the Purchaser in connection with this Agreement and for the consummation of the transactions contemplated in this Agreement by the Purchaser.

         3.3. SEC Reports As of their respective date, the SEC Reports, including financial statements, complied in all material respects to applicable United States Federal securities laws and no such report contained any information which was false or misleading with respect to any material fact or omitted to state any material fact which was necessary to make the statements therein not misleading.


         3.4. Absence of Adverse Changes Since the filing of the latest SEC Report disclosed to the Sellers prior to the date of this Agreement, there has been no material adverse change in the operations or financial condition of the Purchaser

         3.5. Litigation and Contingent Liabilities There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Purchaser, threatened against the Purchaser, which question or challenge the validity of this Agreement or action to be taken hereunder. Except as disclosed in the SEC Reports, there is no pendings or, to the knowledge of the Purchaser, threatened litigation, order, writ, injunction or decree of any court or governmental agency against or effecting the business of the Purchaser. Except as disclosed in the SEC Reports, there is no contingent or undisclosed liability of the Purchaser known to the Purchaser

         3.6. Status of Mark Stock The Mark Stock to be issued in payment of the Purchase Price, when issued by the Purchaser to the Sellers will be duly authorised, validly issued, fully paid and nonassessable.

4.       LIMITATIONS OF LIABILITY AMONG PARTIES

         4.1.     Maximum Liability

                  (a) The Maximum Liability of the Sellers to the Purchaser under and in connection with this Agreement including (but not limited to) in respect of any breach of representations and warranties and in respect of the indemnification given in Clause 10.2 shall be limited to:
                          (i) the return of the Mark Stock issued to the Sellers and any cash paid to the Sellers by the Purchaser under this Agreement; and
                          (ii) (if any of the Mark Stock has been sold by the Sellers)then instead of returning that Mark Stock to the Purchaser the Sellers shall be liable instead for the amount received by the Seller from the purchasers of the Mark Stock and for the purposes of calculating the Sellers' liability to the Purchaser the value of any Mark Stock issued to the Sellers that the Sellers return to the Purchaser shall be the value of that Mark Stock at the date it was issued as calculated under Clause 1

                  (b) The Maximum Liability of the Purchaser to the Sellers under and in connection with this Agreement including (but not limited to) in respect of any breach of representations and warranties and in respect of the indemnification given in Clause 10.3 shall be limited to an aggregate sum of $600,000


         4.2. The Sellers shall deposit the certificates representing the Mark Stock issued to them on the First Closing ("the First Certificates") with their solicitors Messrs Fennemores who shall hold the First Certificates on the following basis:

                  (a) unless a claim has been made by the Purchaser against the Sellers as provided for in the following sub-clause Fennemores shall return the First Certificates to the Sellers at the end of the holding periods applicable to the Mark Stock issued at the First Closing;

                  (b) in the event that Fennemores receive a certificate in a form set out in Exhibit B ("the Professional Certificate") Fennemores shall not release the First Certificates to the Sellers as provided for above but Fennemores shall hold the First Certificates instead until Fennemores are served with a formal order from any competent court requiring the First Certificates to be released in accordance with that order or until Fennemores receive joint written instructions from the Sellers and the Purchaser in the form set out in Exhibit C; and

                  (c) although Fennemores shall be obliged to take reasonable care of the First Certificates they shall not in any circumstances be liable to any of the parties for their loss or destruction

         4.3. The Purchaser confirms that if Fennemores have not been served with a Professional Certificate within the holding periods applicable to the Mark Stock issued at the First Closing then the Purchaser shall issue or pay the Mark Stock or cash (as the case may be) to the Sellers without retention or set-off on the Second Closing but nothing in this clause shall prejudice the Purchaser's rights to bring any action against the Sellers at a later date under this Agreement

         4.4.     For the avoidance of doubt it is hereby confirmed that:

                  (a) the Purchaser may only exercise any rights of retention or set off that it may have against any of the Mark Stock or any cash due to the Sellers under this Agreement in respect of any breaches by the Sellers of representations and warranties (but not under the indemnity given by the Sellers) only to the extent that the amount of the retention or set-off is reasonable in all the circumstances; and

                  (b) the Purchaser shall not be entitled to recover their losses from both the Sellers and the other shareholders of SMI in respect of the same matters

         4.5.     Prior to bringing any claim against the Sellers under this

                  Agreement in respect of the breach of any warranty or representation the Purchaser shall provide the Sellers with an appropriate Professional Certificate and no proceedings may be commenced against the Sellers until this obligation has been complied with

5.       ISSUANCE OF MARK STOCK PURSUANT TO REGULATION S

         5.1. Exemption, Reliance on Representations The Mark Stock to be issued pursuant to this Agreement shall be effected in reliance upon the transaction exemption afforded by Regulation S ("Regulation S") as promulgated under the U.S. Securities Act of 1933 ("Securities Act") as amended. The Purchaser represents and confirms to the Sellers that the offer and sale of the Mark Stock does not need to be registered under the Securities Act and is subject to the rules governing offers and sales made outside the United States pursuant to Regulation S. The Sellers understand that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of the Sellers set forth in this Section 5 in order to determine the applicability of such exemptions.

         5.2. Sellers Representations The Sellers represents to the Purchaser relative to Regulation S that:

                  (a) Offshore Transaction-Non U.S. Person. Neither of the Sellers nor any person or entity for whom the Sellers are acting as fiduciary is a U.S. Person. A "U.S. Person" means any one of the following: (i) a natural person resident in the United States; (ii) a partnership or corporation organised or incorporated under the laws of the United States; (iii) an estate of which any executor or administrator is a U.S. Person; (iv) a trust of which any trustee is a U.S. Person; (v) an agency or branch of a foreign entity located in the United States; (vi) an account held by a dealer or other fiduciary organised, incorporated, or (if an individual) resident in the United States; of (viii) a partnership or corporation if: (A) organised or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act

                  (b) Offshore Transaction-Offer and Sale Outside United States. At the time the issuance of the Mark Stock was originated, the Sellers were outside the United States and no offer to the Purchaser the Mark Stock was made in the United States.

                  (c) Investment Intent. The Sellers are acquiring the Mark Stock for his and her own account and has full investment discretion with respect to the Mark Stock.

                          The Sellers are acquiring the Mark Stock for investment purposes and not with a view towards distribution, the Sellers have no present intention to sell the Mark Stock, and the Sellers have no present arrangement (whether or not legally binding) at any time to sell the Mark Stock to or through any person or entity.

                  (d) Compliance with U.S. Securities Law. All subsequent offers and sales of the Mark Stock shall be made in compliance with Regulation S, pursuant to registration of securities under the Securities Act or pursuant to an exemption from registration. In any case, the Sellers will not offer or resell the Mark Stock to U.S. Persons as defined in Regulation S (whether such transactions are within or outside the United States);
                          (i)(a) with regard to 10,000 shares of the Mark Stock issued at the First Closing during the forty one day holding period commencing the First Closing; (i)(b) with regard to the remainder of the Mark Stock issued at the First Closing during the six month holding period commencing on the First Closing; and (i)(c) with regard to the Mark Stock issued at the Second Closing during the sixty day holding period commencing the Second Closing (ii) the Mark Stock will not be offered or resold (whether or not in transactions outside the United States), after the holding period unless a registration statement under the Securities Act is in effect at the time of such offer or resale, or the Purchaser shall have received the favourable opinion of its counsel, to the effect that such sale or other transfer may be made in the absence of registration under the Securities Act and registration or qualification in every applicable state.

                          The certificates representing the Mark Stock will be subject to a stop-transfer instruction from the Purchaser to the Purchaser's transfer agent and the certificates for the Mark Stock shall also have endorsed upon them a restrictive legend prohibiting the sale of the stock in question during the relevant holding period. The Purchaser shall ensure that the stop-transfer instruction [and restrictive legend] will be removed at the Sellers' request upon the receipt by the Purchaser of Seller's representation letter in the form set forth as Exhibit A and the favourable opinion of the Purchaser's Counsel (which opinion the Purchaser shall request immediately upon obtaining the Seller's representation letter) to the effect that such stop-transfer instruction and restrictive legend may be removed in compliance with Regulation S and all opinions from the Purchaser's Counsel shall be in writing and copies shall be supplied to the Sellers. The Sellers realise that the

                          Mark Stock is not a liquid investment.

                  (e) Conditioning the United States Market. The Sellers will not engage in any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Mark Stock sold hereunder

                  (f) Transfers The Sellers shall by written agreement require that any direct or indirect purchase from the Sellers conform with the restrictions set forth in this Section 5.

                  (g) Short Positions Neither of the Sellers nor any of their affiliates will directly or indirectly maintain any short position in any securities of the Purchaser until after the end of the holding period

         5.3. Purchaser Representations. The Purchaser represents to the Sellers relative to Regulation S that:

                  (a) Reporting Company Status. The Purchaser is a "Reporting Company" as defined by Rule 902 of Regulation S. The Purchaser is in full compliance, to the extent applicable, with all reporting obligations under either Section 12(b) or 12(g) or 15(d) of the Securities Exchange of 1934, as amended (the "Exchange Act"). The Purchaser has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock trades on NASDAQ.

                  (b) Offshore Transaction-Non U.S. Person. The Purchaser has not offered the Mark Stock to any person in the United States, any identifiable groups of U.S. citizens abroad, or to any U.S. Persons as that term is defined in Regulation S. At the time the issuance of the Mark Stock was originated, the Purchaser and/or its agents reasonably believed that both the Sellers were outside of the United States and was not a U.S. Person. The Purchaser and/or its agents believe that the transaction has not been pre-arranged with a buyer in the United States.

                  (c) Offshore Transaction-No Directed Selling Efforts. In regard to the issuance of the Mark Stock, the Purchaser has not conducted any "directed selling efforts" as that term is defined in Rule 902 of Regulation S nor has the Purchaser conducted any general solicitation relating to the offer and sale of the securities which are the subject of this transaction to person resident within the United States or elsewhere.

6.       CLOSING


         6.1. Date and Place The Closing for the consummation of the transactions contemplated by this Agreement shall take place on a date mutually agreed to between the Parties as soon as practicable after the satisfaction or waiver of all conditions precedent to this Agreement and in any event within 14 days of the satisfaction or waiver of all conditions precedent to this Agreement (the "Closing Date"). The Closing shall take place at the offices of SMI, or at such other place as may be mutually agreed upon in writing by the Purchaser and the Sellers.

         6.2. Sellers Closing Documents and Instruments At the Closing, the Sellers shall deliver the following:

                  (a) Delivery of the Shares. The Sellers shall deliver to the Purchaser certificate(s) evidencing the Shares duly endorsed for transfer or accompanied by stock powers endorsed in blank with signatures guaranteed, free and clear of all liens, security interests, pledges, charges, claims and encumbrances of every kind and (ii) the Purchaser shall immediately possess and exercise all rights of ownership in the Shares including the right to vote and transfer the Shares

                  (b) Relinquishment of rights in Trade Property Assignments or relinquishment of all rights to SMI assets, including Trade Property

                  (c) Other Items Such other items as may be necessary or appropriate to effectuate the transactions contemplated by this Agreement

         6.3. Purchaser's Closing Documents and Instruments At the Closing, the Purchaser shall deliver the following:

                  (a) Delivery of the Mark Stock The Purchaser shall deliver to the Sellers certificate(s) evidencing the Purchase Price, free and clear of all liens, security interests, pledges, charges, claims and encumbrances of every kind, except as provided for in this Agreement

                  (b) Corporate Resolutions Copies of resolutions of the Board of Directors of the Purchaser certified by its Secretary, which constitute all necessary corporate authorisation for the consummation of the transactions contemplated by this Agreement.

                  (c) Such other items as may be necessary or appropriate to effectuate the transactions contemplated by this Agreement

7.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER


         7.1. Conditions Precedent The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to and conditioned upon the satisfaction or waiver by the Purchaser, at or prior to the Closing, of the following:

                  (a) Representations and Warranties True. The representations and warranties of the Sellers contained herein shall be true and accurate in all material respects as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms of this Agreement, or consented to, at or prior to the applicable closing, in writing by the Purchaser.

                          Performance of Covenants. The Sellers shall have performed and complied in all material respects with each covenant, agreement and condition required to be performed or complied with by them prior to or on the Closing Date.

                  (b) No Governmental or Other Proceeding or Litigation No injunction or order (preliminary or permanent and regardless of the failure of any plaintiff to post any bond or undertaking) shall have been issued or statute, rule or regulation enacted or promulgated by any court, tribunal or other judicial, administrative or legislative body which shall enjoin, prohibit or otherwise make unlawful the consummation of this Agreement and transactions contemplated herein

                  (c) Acquisition of all the Issued Share Capital of SMI. The Purchaser through simultaneous transaction(s) shall have acquired all the outstanding shares of SMI.

                  (d) Satisfactory Due Diligence. The Purchaser shall have completed a due diligence investigation regarding the financial statements, results of operations, financial condition and operations of SMI and the results of such investigation shall be satisfactory to the Purchaser. During the period from the date hereof to the Closing Date Mr Cummins shall afford to the Purchaser, and its counsel, accountants, and other representatives, full access during normal business hours to the facilities, properties books, records and personnel of SMI so that Buyer may have the opportunity to make such reasonable investigation of the affairs of SMI as it shall desire and SMI will provide such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request.

         7.2.     Certain Notifications At all times prior to the applicable

                  Closing Date, the Sellers shall promptly notify the Purchaser in writing of the occurrence of any event which will or might result in the failure to satisfy the conditions contained in this Section 7

8.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS

         8.1. Condition Precedent The obligation of the Sellers to consummate the transactions contemplated by this Agreement are subject to and conditional upon the satisfaction or waiver by the Sellers, at or prior to Closing, of the following:

                  (a) Representations and Warranties True. The representations and warranties of the Purchaser contained in this Agreement shall be true and accurate in all material respects as of the Closing Date as though such representations and warranties were made on and as of such date, except for any changes permitted by the terms of this Agreement or consented to, at or prior to Closing, in writing by the Sellers

                  (b) Performance of Covenants. The Purchaser shall have performed and complied in all material respects with each covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing Date

                  (c) No Governmental or Other Proceeding or Litigation. No injunction or order (preliminary or permanent and regardless of the failure of any plaintiff to post any bond or undertaking) shall have been issued or statute, rule or regulation enacted or promulgated by any court, tribunal or other judicial, administrative, or legislative body which shall enjoin, prohibit or otherwise make unlawful the consummation of this Agreement and the transactions contemplated hereby.

                  (d) Employment Agreement. SMI shall have executed an employment agreement with Mr Cummins in the form attached hereto as Exhibit D.

         8.2. Certain Notifications. At all times prior to the Closing Date, the Purchaser shall promptly notify the Sellers in writing of the occurrence of any event which will or might result in the failure to satisfy the conditions contained in this Section 8.

9.       AGREEMENTS AND COVENANTS SUBSEQUENT TO THE CLOSING

         9.1. Agreement Not to Sell. Each of the Sellers agree not to sell, pledge, hypothecate or otherwise transfer (i) in the aggregate 10,000 shares of the Mark Stock issues at the First Closing for a period of 41 days from such date, (ii) the remaining Mark Stock issues at the First Closing for a period of six-months from such date and (iii) the Mark Stock issues at the Second Closing for a period of 60 days from such date. During such periods, the shares will be subject to stop-transfer instructions issued to the Purchaser's transfer agent and the certificates shall include a restrictive legend.

         9.2. Acknowledgement of No Ownership in Trade Properties. Each of the Sellers hereby confirms and in the alternative relinquishes any and all rights, title and interest he or she may have in the assets, including Trade Property, of SMI and agrees to execute any and all documents necessary to evidence the foregoing.

10.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES: INDEMNIFICATION

         10.1. Survival. All representations, warranties and agreements to indemnify made in this Agreement by the Sellers (or either of them) to the Purchaser and by the Purchaser to the Sellers shall survive the Closing, except that no action may be maintained by either party hereto based on a claim arising under this Agreement unless commenced within two years of the closing, provided always that no action may be brought against the Sellers (or either of them):

                  (a) if SMI shall fail to pay Mr Cummins any sums due to him under his contract of employment for more than 30 days (and Mr Cummins confirms that he shall not in any way delay or prevent SMI from paying any sums due to him); or

                  (b) SMI should terminate Mr Cummins employment within 2 years of this Agreement for reasons other than those set out in Clauses 5(ii) - (viii) of his Employment Agreement

         10.2. The Sellers Indemnification of The Purchaser Notwithstanding anything contained herein to the contrary, the Sellers shall indemnify to hold harmless the Purchaser, its representatives and agents against any reasonable expenses, including attorney's fees, fines, losses, claims, damages, liabilities, costs, monetary judgements and amounts paid in settlement in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation arising out of or pertaining to any act or omission which arises out of or is based upon the breach of any representation, warranty, convenant or agreement of the Sellers in this Agreement or in any certificate or other instrument furnished to the Purchaser hereunder.

         10.3. The Purchaser's Indemnification of the Sellers Notwithstanding anything contained herein to the contrary, the Purchaser shall indemnify and hold harmless the Sellers, their employees, representatives and agents against any reasonable expenses, including attorney's fees, fines, losses, claims, damages, liabilities, costs, monetary judgements and amounts paid in settlement in connection with:

                  (a) any threatened, pending or completed claim, action, suit, proceeding or investigation arising out of or pertaining to any act or omission which arises out of or is based upon the breach of any representations, warranty, convenant or agreement of the Purchaser in the Agreement or in any certificate or other instrument furnished to the Sellers by the Purchaser; and

                  (b) (without limitation or prejudice to the foregoing) any breach by the Purchaser of its obligations under Clauses 12.2.(b) and 12.2.(c)

         10.4. Indemnification Notice Procedure Whenever any claim shall arise for indemnification hereunder, the party seeking indemnification shall promptly notify the indemnifying party as set forth below.

                  The party seeking indemnification shall promptly notify the other party as the indemnifying party of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party (which shall not be unreasonably withheld) unless suit shall have been instituted against it and the indemnifying party shall have taken control of such suit after notification thereof as provided for below.

                  In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party at its sole cost and expense may, upon written notice to the indemnified party, assume the defence of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. The indemnified party shall be entitled to participate in (but not control) the defence of any such action, with its counsel and at its own expense. If the indemnifying party does not assume the defence of any such claim or litigation resulting therefrom (i) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnified party, on such terms as the indemnified party may deem appropriate, and (ii) the indemnifying party shall be entitled to participate in (but not control) the defence of such action, with its counsel and at its own expense. If the indemnifying party thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount or nature of any such settlement, the indemnifying party shall have the burden to prove by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner. All indemnifications any party hereunder shall be effected by payment of cash or delivery of a certified or official bank check (cheque) in the amount of the indemnification liability.

11.      TERMINATION

         11.1. Termination This Agreement may be terminated at any time prior to the Closing Date:

                  (a)     by mutual consent of the Purchaser and the Sellers;

                  (b) by either the Purchaser or the Sellers if the Closing shall not have been consummated by May 31, 1996;

                  (c) by the Sellers if the Purchaser fails to perform in any material respect any of its obligations under this Agreement or any of the Sellers' conditions precedent are not satisfied;

                  (d) by the Purchaser, if the Sellers fail to perform in any material respect any of its obligations under this Agreement or any of the Purchaser's conditions precedent are not satisfied;

                  (e) by either the Purchaser or the Sellers, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling (other than an ex-parte order or temporary restraining order) or taken any other action, in each case restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement

         11.2. Effect of Termination In the event of termination of this Agreement by the Purchaser and/or the Sellers, as provided above:

                  (a) this Agreement shall become void, with no further effect; and

                  (b) the Purchaser shall have no claim of any kind against the Sellers under this Agreement or generally

12.      GENERAL PROVISIONS

         12.1.    Unless specified to the contrary in this Agreement:


                  (a) the Sellers obligations and liabilities under this Agreement shall be joint not joint and several;

                  (b) all references to the Sellers in this Agreement shall be a reference to the Sellers jointly and not to the Sellers jointly and severally; and

                  (c) (for the avoidance of doubt) the maximum liability of the sellers to the Purchaser set out in Clause 4.1(a) shall also relate to and include the amount of all claims brought against any of the Sellers individually

         12.2.    It is hereby agreed between Mr Cummins and the Purchaser:

                  (a) that prior to the Closing Date Mr Cummins shall not use SMI's existing credit facility with Barclays Bank Plc to repay himself any more than 25,000 pounds of the sums owing to him from SMI; and

                  (b) that the Purchaser shall ensure that Mr Cummins is paid the balance of all sums owing to him from SMI at the Closing Date in three consecutive equal monthly instalments the payments in question commencing at the end month during which the Closing Date falls; and

                  (c) Mr Cummins agrees to use his reasonable efforts to maintain the existing credit facility with Barclays Bank Plc and to increase its limit to 50,000 pounds by giving his personal guarantee or otherwise and the Purchaser hereby undertakes that it shall ensure that Mr Cummins personal liability under the credit facility in question shall be terminated and paid off no later than 90 days following the Closing Date

         12.3. Time shall be of the essence as regards the Purchasers obligations under this Agreement

         12.4. Entire Agreement This Agreement and the schedules and Exhibits referred to herein contain the entire agreement between the parties hereto with respect to the transactions contemplated in this Agreement and supersede all previous written or oral negotiations, commitments and writings.

         12.5. Amendment This Agreement may not be amended except by an instrument in writing signed on behalf of each of this parties

         12.6. Waiver Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof

         12.7. Expenses Whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.


         12.8. Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

         12.9. Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be an original and all of which taken together will constitute one instrument.

         12.10. Assignment. This Agreement may not be assigned by any party without the prior written consent of the other party.

         12.11. Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and assigns of the parties, and does not confer any rights on any other persons or entities.

         12.12. Independent Legal Advice Mr Cummins and Mrs Addington each confirm that they each received independent legal advice before entering into this Agreement

         12.13. Governing Law. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of New Jersey.

         12.14. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by telex, facsimile transmission or other telecommunications device capable of creating written record (and promptly confirmed in writing) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)     if to the Sellers, to

                          Christopher Cummins          Telephone: (01372) 362492
                          Eastcote House               Facsimile: (01372) 372469
                          16 The Mount
                          Fetcham
                          Surrey
                          KT22 9EE

                          with a copy to:

                          John Fleming, Esq             Telephone:(01908) 678241
                          Fennemores                    Facsimile:(01908) 665985
                          Bouverie House
                          200 Silbury Boulevard
                          Central Milton Keynes
                          MK9 1LL

                  (b)     if to the Purchaser, to:

                          Mr. Carl Coppola             Telephone: (201) 893-0500
                          1515 Broad Street            Facsimile: (201) 893-0013
                          Bloomfield NJ 07003

                          with a copy to:

                          Timothy J. McCartney, Esq    Telephone: (215) 396-7156
                          Elsa Way                     Facsimile: (215) 396-7157
                          Richboro, PA 18954

         12.15. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdictions.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as of the date first above written.


SELLERS


- -------------------------------------
Christopher Peter Rowson Cummins


- -------------------------------------
Moira Louise Addington


PURCHASER

MARK SOLUTIONS, INC.

By:
    ---------------------------------
Carl Coppola, President

EXHIBIT A
                           [PURCHASERS LETTERHEAD 1]

_______________________________ 1996

Mark Solutions, Inc.
1515 Broad Street
Bloomfield, New Jersey 07003

Dear Sirs:

We refer to the agreement dated                               2
between the undersigned and Mark Solutions, Inc. ("Mark") regarding the
acquisition of             3                 shares of Mark Common
Stock.  This will confirm that                4                  has complied
with the provision thereof, and that            4                 will
continue at all times to conform and comply with the representations, warranties and agreements set forth therein.

Very truly yours,

                  4
- -------------------------------

By:               5
    ---------------------------


- -------------------------------
(Type in Name and Title)


INSTRUCTIONS

1. Letter must be typed on Purchaser's letterhead and date filled in no earlier than the expiration date of the restricted period.
2.     Insert date of subscription agreement.
3.     Insert number of shares purchased.
4.     Insert full name of purchaser.
5.     Sign and identify the name and title of authorised signatory.

EXHIBIT B
                          The Professional Certificate

Part A - The form of the certificate to be issued in respect of any intended claim by the Purchaser against the Sellers under Clause 2.4 of this Agreement.

         This certificate must be given by a firm of UK Certified Accountants.

                                  [LETTERHEAD]

We have been instructed by Mark Solutions, Inc. ("Mark") in connection with its possible claims against Mr Cummins and Mrs Addington under a Share Sale Agreement dated [insert date] made between Mark (1) CPR Cummins (2) and ML Addington (3) ("the Agreement").

We hereby certify that having considered the terms of the warranty set out in Clause 2.4 of the Agreement we have advised Mark as follows:

1. that our examination of the financial records of Simis Medical Imaging Limited ("SMI") indicate that the Management Accounts (as defined in the Agreement) do not fairly and accurately reflect the financial condition of SMI for the period to which it relates; and

2. that in our reasonable opinion SMI's financial condition was inaccurate in the Management Accounts by an amount in excess of 15,000 pounds in the negative

Full particulars of the matters to which points 1 and 2 above relate are set out in the attached summary.

Signed by



For and on behalf of
[Name of Firm]

Date:

EXHIBIT B Cont.

Part B - The form of the certificate to be issued in respect of any intended claim by the Purchaser against the Sellers under any provision of this Agreement other than Clause 2.4.

         This certificate must be given by a firm of UK Solicitors.

                                  [LETTERHEAD]

We have been instructed by Mark Solutions, Inc. ("Mark") in connection with its possible claims against Mr Cummins and Mrs Addington under a Share Sale Agreement dated [insert date] made between Mark (1) CPR Cummins (2) and ML Addington (3) ("the Agreement").

We hereby certify that having considered the terms of the Agreement we have advised Mark as follows:

1. the Sellers have been in breach of one or more representations or warranties given by them under the Agreement; and

2. the breaches in question are material and in our reasonable opinion have resulted in losses to Mark exceeding 15,000 pounds.

Full particulars of the matters to which points 1 and 2 relate are set out in the attached summary.

Signed by


For and on behalf of
[Name of Firm]

Date:

EXHIBIT C

[LETTER TO FENNEMORES]

Dear Sirs

We are writing to you in connection with a Share Sale Agreement dated [state date] made between Mark Solutions, Inc (1) CPR Cummins (2) and ML Addington (3), with regard to the certificates for Mark Stock held by you as provided for in Clause 4.2 of that agreement.

Please send the certificates in question by registered mail to [state name] at [address].

Signed by

 .........................................................
for and on behalf of Mark Solutions, Inc.

 .........................................................
CPR Cummins.

 .........................................................
ML Addington.

Date:

                                CONFORMING COPY

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and dated the 28th day of May 1996, by and between SIMIS MEDICAL IMAGING LIMITED whose registered office is at Abbots Fee, Greenhill, Sherborne, Dorset DT9 4ET ("the Company") and CHRISTOPHER PETER ROWSON CUMMINS of Eastcote House, 16 The Mount, Fetcham, Surrey KT22 9EE ("the Employee").

RECITAL:

The Company has agreed to employ the services of the Employee to act as Managing Director of the Company and the Employee has agreed to accept such employment, each upon the terms contained herein.

NOW THIS AGREEMENT WITNESSETH as follows:

1. Initial Term. The Company shall employ the Employee for a fixed term of three years commencing on 28th May, 1996 and ending 27th May , 1999, ("the Initial Term") and this Agreement shall be subject to subsequent annual renewals after the end of the Initial Term as provided herein

2. Duties. Throughout the term of this Agreement, the Employee shall serve the Company as Managing Director. The Employee shall faithfully and diligently devote his best efforts, energies and abilities to the duties and responsibilities reasonably required of him in his capacity and his position, such responsibilities being similar to those performed by other executives in the same capacity in similar sized companies in the same industry as the Company. The Employee shall discharge his duties in accordance with the policies, goals and objectives established by the Board of Directors of the Company. During the period of his employment the business affairs of the Company shall occupy all the business time of the Employee.

3. Remuneration. The remuneration due to the Employee for the services provided for herein shall be as follows:

         (i) The Employee shall receive a base salary of 60,000 pounds in the first year; 65,000 pounds in the second year and 70,000 pounds in the third year of this Agreement and such higher amount as the Company's Board of Directors may, in its sole discretion, from time to time fix, and the Employee's salary shall be payable in equal (bi-weekly) instalments.

         (ii) In addition to the base salary provided for herein, the Employee shall also receive a bonus equal to 10% of the post tax profits of Simis Medical Imaging Limited and this bonus shall be paid to the Employee by the Company in respect of each year of this Agreement within one month of the audited accounts for the Company relating to the year in question being produced.

         (iii)    At the Employee's option the Company shall either:


                  i) provide the Employee with a company car and the benefit of a private health policy provided that the total cost to the Company of providing both these benefits does not exceed 750.00 pounds per month and the Employee shall determine how the sum in question shall be apportioned by the Company between the car and the private health policy; or

                  ii) (as an alternative to the Company providing the benefits referred to in the preceding sub-clause) the Company shall increase the Employee's base salary by 750 pounds per month

         (iv) The Company shall pay a sum equivalent to 5% of the Employee's base salary per year into a pension policy in the Employee's name and this sum shall be paid by the Company in monthly instalments unless specified to the contrary by the Employee

         (v) The Company shall pay reasonable business expenses incurred by the Employee in connection with the promotion of the Company and in connection with the business of the company, including but not limited to travel and entertainment expenses, subject to the presentment of appropriate receipts and documentation of such expenses. The Company shall reimburse Employee not less then monthly for such approved business expenses. At the Employee's request the Company shall pay (in advance if necessary) any reasonable expenses that may be incurred by the Employee performing his duties under this Agreement and the Company shall also provide the Employee with phone cards and with a company credit card and a fuel card. The Company shall reimburse the Employee all his reasonable business expenses referred to above within 10 days of the Company receiving the Employee's written request for payment together with appropriate receipts and documentation.

4. Renewal of Employment. Not less than sixty (60) days prior to the expiration of the then current term of this Agreement, each party agrees to give written notice to the other of its desire to renew this Agreement. If both parties agree to renew this Agreement the employment of the Employee shall be extended for successive one (1) year periods on the same terms and conditions as contained herein or on such other terms and conditions as may be agreed.

5. Termination of Employment. Employee's employment with the Company shall be terminated if any of the following occurs:

         (i) if the Employee shall serve 12 months written notice terminating his employment;

         (ii)     if the Employee dies;

         (iii) if the Company in its reasonable discretion so decides, if the Employee is unable through mental or physical illness, to perform his duties under this Agreement for a period of four
                  (4) consecutive months;

         (iv) if the Employee shall have been convicted of any crime other than a driving or road traffic offence (as determined by a court of competent jurisdiction);

         (v) if the Employee shall have committed fraud or engaged in other self-dealing acts regarding the Company;

         (vi) if the Employee should materially breach the provisions of Clause 6 to the Company's detriment;

         (vii) if the Employee should materially and repeatedly fail, refuse or wilfully neglect to carry out his duties under this Agreement following written notice of such failure from the Company; or

         (viii) if the representations and warranties of Sellers contained in that Share Purchase Agreement dated April 24 1996 are negatively inaccurate by 15,000 pounds or greater

         If Employee's employment is terminated under any of the above provisions the Employee shall only be entitled to receive any base salary, bonus (calculated pro rata in respect of any incomplete twelve month period), and other benefits accruing prior to such termination and he shall not be entitled to any other payments or compensation. If Employee's employment is otherwise terminated by the Company, the Employee shall be entitled to receive his base salary and bonus for the remaining term payable (if possible as an ex gratia payment) at the times that such sums would have been paid if the Employee had remained employed by the Company.

6.       Confidential Information; Noncompete.

         Employee acknowledges that while providing services under this Agreement, he will be privy to financial and other information relating to the business and industry of the Company. Accordingly, Employee acknowledge that he is acting in a fiduciary capacity with respect to the Company and agrees as follows:

         (i) During the term of this Agreement and at any time thereafter, Employee shall not divulge, furnish or make accessible to anyone (other than in the regular course of business) any knowledge or information with respect to any confidential or secret aspect of the business of the Company, including, but not limited to, trade secrets and proprietary technology, or any customer lists or other information relating to the customers of the Company;

         (ii) During the term of this Agreement and for a period of two (2) years following the termination thereof, the Employee shall not engage, as a 10% or greater shareholder, partner, sole proprietor, employee, consultant or independent contractor of any corporation, partnership or other business entity, in any business activities which are in direct or indirect competition with the Company, provided, however, the restrictions of this section shall not apply in the event this Agreement expires by its terms in three (3) years or the Company terminates the Agreement other than in accordance with
                  Section 5(ii) - (viii)

                  During the term of this Agreement and for a period of two (2) years following the termination hereof, he shall not, directly or indirectly solicit any person who has been a client of the Company one (1) year prior to the termination of this Agreement;

                  During the term of this Agreement and for a period of two (2) years following the termination hereof, he shall not solicit, encourage or otherwise participate in any effort or attempt to influence any of the then employees or agents to terminate their affiliation or other relationship with the Company; and

                  Provided always that the restrictions set out in Clause 6(ii) and the provisions of this clause following that sub-clause shall not apply if the Company shall fail to pay the Employee any sums due hereunder for more than 30 days and the Employee confirms that he shall not in anyway delay or prevent the Company from paying sums due to him

                  The Employee acknowledges that the scope of the restrictions set forth in this Section 6 is reasonably required to protect the Company's business interests for which the Employee is being compensated under this Agreement, and if any such restriction is nevertheless determined to be too broad for enforcement in accordance with its terms, the Employee agrees that such restriction shall be enforced to the maximum extent permitted by law.

7. Vacation/Sick Days. During each year of the term of this Agreement, Employee shall be entitled to 28 days vacation and the Company's customary sick leave.

8. Indemnification. In the event Employee is, or was a party, or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding by reason of the fact he is or was an officer, director, agent or employee of the company he shall be indemnified by the Company to the maximum extent permitted by law not inconsistent with the provisions of the Memorandum of Association and Articles of Association of the Company. The right of indemnification herein provided for shall not be deemed exclusive of any other rights to which Employee may be entitled to as a matter of law or otherwise, but shall be deemed to be in addition thereof.

9. Transferability. This Agreement is a contract for the Employee's personal services and shall not be assigned, delegated or transferred in whole or in part by Employee.


10. Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and assigns of the parties, and does not confer any rights on any other persons or entities.

11. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties. No amendment or modification of this Agreement shall be effective unless it is in writing and signed by both parties. Any amendments shall be attached hereto and become a part of this Agreement.

12. Severability. The provisions of this Agreement shall be severable and if any provision shall be prohibited by law, invalid or unenforceable in whole or in part for any reason, the remaining provisions shall remain in full force and effect.

13. Governing Law. The validity, construction and performance of this Agreement shall be governed by the substantive laws of the United Kingdom as applied to agreements entered into and performed entirely within such jurisdiction.

14. Counterparts. This Agreement may be executed in counterparts and by facsimile, each of which shall be an original and all of which taken together will constitute one instrument.

AS WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement, in a manner legally binding upon them at the date first above written.

Simis Medical Imaging, Ltd.

By:
    ----------------------------------------


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(Print Name and Title) on behalf of
SIMIS MEDICAL IMAGING LIMITED

and


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CHRISTOPHER PETER ROWSON CUMMINS